Aradigm Reports First Quarter 2006 Financial Results and Corporate Restructuring

HAYWARD, CA -- 05/15/2006 -- Aradigm Corporation (NASDAQ: ARDM) today announced financial results for the first quarter of 2006 ended March 31, 2006 and a corporate restructuring.

Contract revenues for the quarter ended March 31, 2006 were $1.1 million compared to $862,000 for the fourth quarter of 2005. Total operating expenses for the quarter ended March 31, 2006 were $9.6 million compared to $11.9 million for the fourth quarter of 2005. The Company reported a net loss for the first quarter in 2006 of $8.3 million, or $0.57 per share, compared with a net loss of $10.7 million, or $0.73 per share, for the fourth quarter of 2005.

As of March 31, 2006, cash, cash equivalents and short-term investments totaled approximately $15.5 million. Included within our cash outflows for the quarter were non-recurring payments for prior period obligations, the pay-down of accounts payable for the fourth quarter of 2005 activities tied to completion of the Intraject Sumatriptan stability lot manufacturing runs, and the pre-payment for services related to the Liposomal Ciprofloxacin program, all of which were consistent with the Company's expectations.

In order to evolve towards becoming a product-oriented company, to decrease its operating costs and align the company's activities with its current clinical development programs, Aradigm is announcing a corporate restructuring. The reorganization includes a reduction in Aradigm's workforce and a reprioritization of clinical and development activities.

The reduction in force will reduce Aradigm's workforce by over 30% to fewer than 70 employees. As a result, the company will record, in the second quarter of 2006, a restructuring charge primarily related to severance costs currently estimated to be between $600-$800 thousand dollars. The company's reprioritization efforts will focus on advancing the current pipeline and developing products in the area of respiratory care, leveraging the AERx platform.

"This action supports Aradigm becoming a product-centered company with a focus on respiratory care. We will continue to execute on milestones within our current AERx-based product portfolio, achieve our near-term corporate objectives while looking at innovative product opportunities for our AERx platform," said Dr. Bryan Lawlis, President and Chief Executive Officer of Aradigm. "This restructuring is necessary to decrease our expenses while maintaining the manpower and financial resources needed to support our current AERx-based programs."

Continued Dr. Lawlis: "With manufacturing completed late last year on the registration batches to be used as a basis for regulatory submission, and commercial-scale production clearly demonstrated, we have ceased any further significant investment in Intraject. Concurrent with partnering efforts, the company is also exploring various strategic alternatives with respect to Intraject as a whole, which include spinning off or selling the program and technology. If such investigations and efforts are unsuccessful, Aradigm is likely to discontinue the Intraject program."

RECENT HIGHLIGHTS

--  In March 2006, the company and its partner, APT Pharmaceuticals, announced the initiation of a Phase 2 clinical trial investigating aerosolized hydroxychloroquine (HCQ) as an anti-inflammatory treatment for asthma.  This is a randomized, double-blind, placebo-controlled, multi-dose study in patients with asthma investigating the safety and efficacy of a novel aerosolized formulation of HCQ using Aradigm's AERx® pulmonary delivery system.

--  In April 2006, Aradigm's partner, Novo Nordisk, announced the start of additional trials in the Phase 3 clinical program of the AERx Diabetes
    Management System. This program is expected to enroll approximately 2,200 patients with type 1 and type 2 diabetes at worldwide study sites with primary focus within Europe and the United States.

--  Last week, the company announced that it received orphan drug designation from the U.S. Food and Drug Administration (FDA) for a proprietary liposomal formulation of ciprofloxacin for inhalation for the management of cystic fibrosis. As a result of this designation, Aradigm may be entitled to tax credits based upon clinical development costs, assistance from the FDA in guiding the drug through the regulatory approval process and potentially seven years of market exclusivity.

Conference Call

The company will host a conference call and question and answer session today at 4:30 p.m. Eastern Time, 1:30 p.m. Pacific Time to discuss these financial results and the corporate restructuring. Dial toll-free 1 (877) 788-8790 to access the conference call. International callers dial +1 (706) 679-7281. The event webcast can be found under the Investor Relations section of: www.aradigm.com. The webcast and audio replay of the conference call will be available following the call, which can be accessed on www.aradigm.com or by dialing toll-free 1 (800) 642-1687. International callers should dial +1 (706) 645-9291. The replay passcode is 8464913#.

Annual Meeting of Shareholders

Aradigm will hold its Annual Meeting of Shareholders on Thursday, May 18, 2006. The meeting will begin at 9:00 a.m. Pacific Time at Aradigm's corporate headquarters located at 3929 Point Eden Way in Hayward, California. Additional information is available by contacting Christopher Keenan at Aradigm.

Aradigm combines its non-invasive delivery systems with novel formulations to create products that enable patients to comfortably self-administer biopharmaceuticals and small molecule drugs. The company's advanced AERx® pulmonary and Intraject® needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs and priorities focus on the development of specific products, including partnered and self-initiated programs in the areas of respiratory conditions, neurological disorders, heart disorders, and smoking cessation. In addition, Aradigm and its partner, Novo Nordisk, are in Phase 3 clinical trials of the AERx Diabetes Management System for the treatment of Type 1 and Type 2 diabetes. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

AERx and Intraject are registered trademarks of Aradigm.

                    ARADIGM CORPORATION
              CONDENSED STATEMENTS OF OPERATIONS
         (In thousands, except per share information)
                        (Unaudited)

                                             Three months ended
                                                  March 31,
                                            ----------------------
                                               2006       2005
                                            ----------  ----------
Contract revenues - From related parties    $       33  $    7,444
Contract revenues - Other                        1,040         270
                                            ----------  ----------
Total Contract revenues                          1,073       7,714
                                            ----------  ----------
Operating expenses:
Research and development                         6,740       7,070
General and administrative                       2,853       3,235
                                            ----------  ----------
     Total operating expenses                    9,593      10,305
                                            ----------  ----------
Loss from operations                            (8,520)     (2,591)
                                            ----------  ----------
Interest income                                    245         288
Interest and other expense                         (10)        (37)
                                            ----------  ----------
Net loss                                    $   (8,285) $   (2,340)
                                            ==========  ==========
Basic and diluted net loss per common share $    (0.57) $    (0.16)
Shares used in computing basic and diluted
 net loss per common share **                   14,563      14,459
                                            ==========  ==========

** All share and per share data reflects a 1 for 5 reverse stock split effective January 4, 2006 and approved by Aradigm shareholders in
   January 2005.

                            ARADIGM CORPORATION
                          CONDENSED BALANCE SHEETS
                              (In thousands)

                                             March 31, December 31,
                                               2006        2005
                                            (Unaudited)     *
                                            ----------  ----------
                             ASSETS
Current assets:
  Cash, cash equivalents and
   short-term investments                   $   15,491  $   27,694
  Receivables                                      829         400
  Current portion of notes receivable
   from officers and employees                      52          62
  Other current assets                           1,406         874
                                            ----------  ----------
  Total current assets                          17,778      29,030
Property and equipment, net                     10,186       9,875
Noncurrent portion of notes receivable
 from officers and employees                       126         129
Other assets                                       462         463
                                            ----------  ----------
        Total assets                        $   28,552  $   39,497
                                            ==========  ==========

              LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
                 STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable                          $    1,339  $    3,034
  Accrued clinical and cost of
   other studies                                   404         398
  Accrued compensation                           1,983       3,814
  Deferred revenue                                 299         222
  Other accrued liabilities                        486         475
                                            ----------  ----------
  Total current liabilities                      4,511       7,943
Noncurrent portion of deferred rent                769         714
Redeemable convertible preferred stock          23,669      23,669
Shareholders' equity (deficit)                    (397)      7,171
                                            ----------  ----------
  Total liabilities, redeemable convertible
   preferred stock, and shareholders'
   equity (deficit)                         $   28,552  $   39,497
                                            ==========  ==========

* The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
Chris Keenan
Aradigm
(510) 265-9370